PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
May 12, 2008	(804) 217-5897

DYNEX CAPITAL, INC.  ANNOUNCES
 FIRST QUARTER 2008 RESULTS AND COMMON DIVIDEND

Dynex Capital, Inc. (NYSE: DX) reported its results today for the first quarter of 2008 and also announced its second quarter common stock dividend.  The Company reported net income to common shareholders of $4.3 million for the quarter ended March 31, 2008, versus net income to common shareholders of $0.9 million for the same quarter last year.  Basic net income per common share was $0.36 and fully diluted earnings per common share were $0.32, versus basic and fully diluted earnings per common share of $0.08 for the same period last year.

Book value per common share was $8.07 at March 31, 2008 versus $8.22 at December 31, 2007.  Adjusted common equity book value, a non-GAAP measure reflecting investment assets and related borrowings at their fair values based on anticipated cash flows from the assets less the associated cash requirements for the borrowings, and discounted at estimated market rates, was $7.21 per common share at March 31, 2008 versus $8.00 per common share at December 31, 2007.  A reconciliation of common equity book value to adjusted common equity book value per share is included at the end of this press release.

The Company has scheduled a conference call for Monday, May 12, 2008, at 4:30 P.M. EDT, to discuss the first quarter results. Investors may participate in the call by dialing 1-877-407-8033.

The Company also declared a dividend on its common stock of $0.15 per share, payable to shareholders of record May 22, 2008, payable on May 30, 2008. This represents a 50% increase from the $.10 dividend paid in the first quarter.

Discussion of First Quarter Results

First quarter 2008 results include net interest income after provision for loan losses of $2.4 million, a realized gain on sale of investments in marketable equity securities of $2.1 million, equity in loss on joint venture of $2.3 million, and other income of $4.3 million, which consists mainly of an unrealized gain on the fair value adjustment of an obligation accounted for at fair value pursuant to Financial Accounting Standard No. 159 (SFAS 159).

Net interest income after provision for loan losses of $2.4 million declined from the same period last year due principally to recapture in 2007 of amounts previously provided for loan loss reserves on commercial mortgage loans.  Net interest income was otherwise comparable to 2007 despite a decline in average interest earning assets from $359.3 million to $301.1 million.

Net interest spread on investments was 1.18% for the first quarter of 2008 compared to 1.37% for the first quarter of 2007.  The overall yield on interest earning assets, including cash and cash equivalents, was 8.18% for the first quarter of 2008 versus 8.30% for the first quarter of 2007.  The weighted average cost of funds was 7.00% for the first quarter of 2008 and 6.92% for the first quarter of 2007.  Net interest spread excludes the yield on the Company’s cash and cash equivalents.

Gain on sale of investments for the first quarter of 2008 primarily relates to the sale of approximately $5.2 million of equity securities of certain public mortgage REIT stocks purchased by the Company during 2007.   The Company also purchased $10.0 million of similar securities in March 2008 and anticipates selling these securities during the second quarter of 2008 as it further deploys its capital in agency mortgage-backed securities (MBS).

Equity in loss of joint venture resulted principally from fair value adjustments and an impairment charge totaling $5.6 million relating to the venture’s interests in commercial mortgage back securities (CMBS). The Company’s proportionate share of these items was $2.8 million.  The joint venture otherwise had interest income on its investments of $1.3 million of which the Company’s proportionate share was $0.7 million.

The CMBS investments held by the joint venture include investment interests contributed by the Company to the joint venture via the obligation to joint venture under payment agreement. This obligation under payment agreement requires the Company to remit to the joint venture all cash flows received on certain securitized mortgage loans after payment on the associated securitization financing.  On January 1, 2008, the Company adopted SFAS 159 for the obligation, which requires the Company to record the obligation at its fair value with changes in fair values from period to period included in the income statement,.  At the time of the adoption, the Company increased shareholders’ equity by $1.3 million for the cumulative change upon adoption of SFAS 159 for the obligation.  During the first quarter of 2008, the Company recorded in other income an additional adjustment of $4.2 million reflecting the change in fair value change during the quarter as required under SFAS 159.

Balance Sheet

Total assets were $388.5 million at March 31, 2008, versus $374.8 million at December 31, 2007.  Investment assets increased to $346.7 million at March 31, 2008, versus $333.7 million at the end of 2007.  During the first quarter of 2008, the Company purchased $27.7 million of seasoned hybrid ARM agency MBS.   These agency MBS were financed with $25.0 million of repurchase agreement financing.  These purchases were offset by scheduled and unscheduled principal payments received on securitized mortgage loans and a decrease in investment in joint venture.

At March 31, 2008, securitized mortgage loans consisted of $188.6 million of commercial mortgage loans pledged as collateral to two securitization trusts and $82.9 million of single-family mortgage loans pledged as collateral to one securitization trust.  As noted in prior quarters, the commercial mortgage loans were principally originated in 1997 and 1998, and none of the loans were delinquent at quarter end.  Loans with an unpaid principal balance of $34 million will reach their prepayment lockout dates in June 2008, and the Company expects a large portion of these loans to be repaid in the second and third quarters of this year.  The $82.9 million of single-family mortgage loans were originated primarily from 1992-1997, and loans with a carrying value of $3.3 million were 60+ days delinquent at the end of the quarter.  Of this amount, approximately $1.6 million are pool insured, and therefore the Company does not anticipate any credit losses on these loans.  The Company does not expect to incur significant credit losses on the remaining $1.7 million given the seasoning of the loans.

Securities increased as a result of the aforementioned purchases of agency MBS.  At quarter’s end, the Company had $34.7 million of agency MBS, $12.2 million of equity securities, and an additional $11 million in debt securities, of which approximately $6.4 million are ‘AAA’-rated.

Investment in joint venture declined as a result of the fair value adjustments included in the statement of operations as previously discussed.  The carrying amount of the Company’s investment in joint venture was also impacted by an additional $3.6 million temporary decline in the fair value of securities owned by the joint venture due to widening credit spreads in CMBS since the end of 2007.  This adjustment was recorded as a decline in accumulated other comprehensive income (AOCI).  Fair values for the joint venture investments were determined based on estimated cash flows discounted at rates believed to be a reasonable approximation of market rates.  At March 31, 2008, the joint venture owned below investment grade rated interests in CMBS securities issued in 1997 and 1998, with an unpaid principal balance of $41.4 million carried at an estimated fair value of $19.0 million.  The joint venture also had cash of $6.3 million.  The Company’s investment in joint venture at March 31, 2008 of $13.4 million reflects its proportionate ownership share of these investments.  One loan with a principal balance of $1.4 million was delinquent in the CMBS owned by the joint venture.

In January, as noted in a prior release, a subsidiary of the Company completed the sale of most of its remaining investment in delinquent property tax liens for $1.6 million, and the Company collected principal payments of $1.3 million from other loans during the quarter.

Total liabilities increased to $248.1 million from $232.8 million at December 31, 2007.  Securitization financing declined $4.0 million during the quarter from associated payments received on the collateral. Repurchase agreements increased to $29.6 million during the quarter as the Company added $25.0 million in repurchase agreements from investment acquisition activity during the quarter.

Shareholders’ equity decreased to $140.4 million at March 31, 2008 from $141.9 million at December 31, 2007.  The net decrease was primarily due to the decline in AOCI of $6.0 million from December 31, 2007 partially offset by net income of $5.3 million.  The decline in AOCI is attributable to the above mentioned $3.6 million decline in the investment in joint venture, fair value adjustments of $0.6 million on available-for-sale securities in the Company’s securities portfolio, and recognized gains of $1.7 million on the sale of equity securities during the quarter which were included in accumulated other comprehensive income at the end of 2007.  The Company also had an adjustment to accumulated deficit of $1.3 million on January 1, 2008 resulting from the adoption of SFAS 159 for the obligation under payment agreement to the joint venture.  The Company did not adopt SFAS 159 for any other of its investment assets or liabilities.

Discussion

In discussing the first quarter results, Thomas Akin, Chairman and Chief Executive Officer, stated, “The first quarter of 2008 was difficult for many mortgage REITs. March brought historic volatility to the usually benign market for mortgage agency collateral, and market spreads on virtually all fixed income instruments moved to historically wide levels. We are pleased to report earnings of $0.36 for the quarter, and we are equally pleased to be declaring a dividend per common share of $0.15. This will be the Company’s second dividend this year and represents an increase of 50% from the $0.10 we paid in the first quarter. As we fill out our investment portfolio, we would expect to continue paying a regular quarterly dividend.”

Mr. Akin continued, “Our earnings this quarter had several non-cash items related to continued credit spread widening in the CMBS market on assets held by the joint venture with Deutsche Bank and the Company’s associated obligation to joint venture under payment agreement.  Spread widening also impacted our GAAP book value per common share and adjusted common equity book value.  Notwithstanding these adjustments, our existing investment assets continue to perform well and we believe our net interest income should sequentially improve as we continue to invest our capital in agency MBS in the coming months, assuming no major changes to the current consensus on interest rates.  Furthermore, assuming continued good credit performance of the loans underlying the securities and a stable secondary market, we believe a good portion of these adjustments should reverse over time as credit spreads tighten or as the underlying assets are sold or repaid relative to the discount on their carrying value.”

  Mr. Akin concluded, “We continue to make good progress with our implementation of the agency MBS investment strategy.  Byron Boston, a 25-year veteran of the mortgage industry, has joined us full-time, we are building relationships with financing counterparties, and we have begun purchasing securities in earnest.  Despite improving prices on agency MBS over the last few weeks, the risk adjusted returns in this strategy remain quite favorable.  As of today we have purchased approximately $68.7 million seasoned hybrid ARMs at a net spread to our financing cost of approximately 186 basis points.  By the end of the second quarter we are targeting to have invested most of our remaining available capital in agency MBS.  We continue to feel that today’s market offers compelling opportunities in agency securities. Our Annual Meeting is this week in Richmond, and we hope that many of our shareholders can attend the meeting in person and hear our plans for the future of the Company.  For those who are not able to attend the Annual Meeting, we will post the presentation materials on our website.  I encourage all of our shareholders to review them to understand the future strategic direction of Dynex.”

Dynex Capital, Inc. is a specialty finance company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and  values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, the impact of regulatory changes, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Annual Report on Form 10-K for the period ended December 31, 2007, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
Consolidated Balance Sheets
(Thousands except share data)
(unaudited)

	March 31,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$37,935	$35,352
Other assets	3,770	5,671
	41,705	41,023
Investments:
Securitized mortgage loans, net	271,537	278,463
Securities	58,280	29,231
Investment in joint venture	13,380	19,267
Other loans and investments	3,549	6,774
	346,746	333,735
	$388,451	$374,758

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Securitization financing	$200,313	$204,385
Repurchase agreements	29,556	4,612
Obligation to joint venture under payment agreement	11,244	16,796
Other liabilities	6,972	7,029
	248,085	232,822

SHAREHOLDERS' EQUITY:
Preferred stock	41,749	41,749
Common stock	122	121
Additional paid-in capital	366,731	366,716
Accumulated other comprehensive income (loss)	(4,916)	1,093
Accumulated deficit	(263,320)	(267,743)
	140,366	141,936
	$388,451	$374,758

Book value per common share	$8.07	$8.22

DYNEX CAPITAL, INC.
Consolidated Statements of Operations
(Thousands except share data)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007

Interest income	$6,483	$8,215
Interest and related expense	(4,062)	(5,755)
Net interest income	2,421	2,460

(Provision for) recapture of loan losses	(26)	523

Net interest income after loan losses	2,395	2,983

Gain (loss) on sale of investments	2,093	(6)
Equity in (loss) earnings of joint venture	(2,251)	630
Other income (expense)	4,298	(539)
General and administrative expenses	(1,216)	(1,126)

Net income	5,319	1,942
Preferred stock dividends	(1,003)	(1,003)

Net income to common shareholders	$4,316	$939

Change in net unrealized gain (loss) during the period on:
Investments classified as available-for-sale	(2,372)	126
Investment in joint venture	(3,637)	829
Comprehensive (loss) income	$(690)	$2,897

Net income per common share
Basic	$0.36	$0.08
Diluted	$0.32	$0.08

Weighted average number of common shares outstanding:
Basic	12,156,877	12,133,151
Diluted	16,386,992	12,133,646

DYNEX CAPITAL, INC.
Reconciliation of Common Equity Book Value to Adjusted Common Equity Book Value
 (Thousands except share data)
(unaudited)

	March 31,	December 31,
	2008	2007

Shareholders’ equity	$140,366	$141,936

Less: Preferred stock redemption value	(42,215)	(42,215)

Common equity book value	98,151	99,721

Adjustments to present amortized cost basis investments at fair value:
Securitized finance receivables, net	(10,786)	(2,840)
Other mortgage loans	701	633
Investment in joint venture	(330)	(420)

Adjusted common equity book value	$87,736	$97,094

Adjusted book value per common share	$7.21	$8.00